Question 7.c)
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Addendum to Question 7.c on Form N-SAR to list the name of each series or portfolio and give a consecutive number to each series or portfolio in excess of the 90 consecutive series or portfolio permitted by the form.

                                                       Is this the
Series                                                 last filing
Number               Series Name                     for this series?
                                                         (Y or N)
97          GS Inflation Protected Securities FUND*          N

* Please refer to the Semiannual Report to Shareholders to be filed on Form N-CSR on or about November 30, 2007 for additional information concerning the Goldman Sachs Inflation Protected Securities Fund.